As filed with the Securities and Exchange Commission on June 26, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

LinkedIn Corporation

(Exact name of Registrant as specified in its charter)

Delaware	47-0912023
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2029 Stierlin Court
Mountain View, CA 94043
(650) 687-3600
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jeffrey Weiner
Chief Executive Officer
LinkedIn Corporation
2029 Stierlin Court
Mountain View, CA 94043
(650) 687-3600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Katharine A. Martin, Esq. Bradley L. Finkelstein, Esq. Lisa L. Stimmell, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Michael J. Callahan, Esq. Lora D. Blum, Esq. LinkedIn Corporation 2029 Stierlin Court Mountain View, CA 94043 (650) 687-3600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☒ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A Common Stock, par value $0.0001 per share	3,569,380	$216.60	$773,127,708.00	$89,837.44

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Class A common stock.

(2)

Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on June 22, 2015.

PROSPECTUS

3,569,380 SHARES

Class A common stock

The selling stockholders of LinkedIn Corporation (“LinkedIn,” “we,” “us” or the “Company”) listed beginning on page 34 may offer and resell up to 3,569,380 shares of our Class A common stock under this prospectus. The selling stockholders acquired these shares from us pursuant to an Agreement and Plan of Merger, by and among LinkedIn, lynda.com, Inc., or lynda.com, Harpo Acquisition Merger Corporation, Harpo Acquisition Merger LLC, and Shareholder Representative Services LLC, dated April 9, 2015, in connection with our acquisition of lynda.com. The selling stockholders may sell the shares of Class A common stock described in this prospectus through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. We provide more information about how the selling stockholders may sell their shares of Class A common stock in the section of this prospectus entitled
“Plan of Distribution.”

Our Class A common stock is listed on the New York Stock Exchange under the symbol “LNKD”. On June 25, 2015, the last reported sale price of our Class A common stock on the New York Stock Exchange was $217.89 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 26, 2015

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell shares of our Class A common stock, as described in this prospectus, in one or more offerings.

You should rely only on the information contained in this prospectus (as supplemented and amended). We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date other than its date regardless of the time of delivery of the prospectus or any sale of our Class A common stock.

We urge you to read carefully this prospectus (as supplemented and amended) before deciding whether to purchase any of the shares of our Class A common stock being offered.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all information that you should consider before investing in our Class A common stock. You should read the following summary together with the more detailed information regarding our company, the Class A common stock being registered hereby, our financial statements and notes thereto and our risk factors, before deciding whether to purchase shares of our Class A common stock from the selling stockholders.

LINKEDIN CORPORATION

We are the world’s largest professional network on the Internet with approximately 364 million members in over 200 countries and territories as of the date of our Form 10-Q for our fiscal quarter ended March 31, 2015. We believe we are the most extensive, accurate and accessible network focused on professionals.

We seek to create value for members by connecting them to the people, knowledge and opportunities that matter most to them professionally. Our members create the core of our platform, and we, in turn, provide members with applications and tools to help them manage their careers to achieve their full potential.

We provide the majority of our products at no cost to our members with the belief that this model drives the greatest possible value for the largest number of professionals on our network. In return, our platform continues to grow, strengthening the network effect that benefits each individual LinkedIn member.

The critical mass of our network also allows us to create value for our customers. We generate revenue across three distinct product lines: Talent Solutions, Marketing Solutions and Premium Subscriptions. All three product lines are sold through two channels, an offline field sales organization which engages with both large and small enterprise customers; as well as an online, self-serve channel where we generate revenue from enterprise customers and individual members purchasing subscriptions. We strive to ensure that our Talent Solutions, Marketing Solutions and Premium Subscriptions products provide both a high level of value for our customers and a high degree of relevance for our members. We believe this monetization strategy properly aligns objectives between members and customers, and supports our financial objective of sustainable revenue and earnings growth over the long term.

Our Mission

Our mission is to connect the world’s professionals to make them more productive and successful. We believe that prioritizing the needs of our members is the most effective and, ultimately, the most profitable means to accomplish our mission and create long-term value for all stakeholders.

We design our solutions to empower professionals to achieve greater professional success, while simultaneously enabling customers to identify and connect with the world’s best and most relevant talent.

Our Vision

Our vision is to create economic opportunity for every member of the global workforce. We believe this is the fundamental potential of our network.

In order to achieve this vision, we seek to develop the world’s first economic graph, a digital representation of the global economy. Manifesting this vision requires scaling our presence across six key areas: the global workforce, companies, job opportunities, professional skills, higher education institutions and professional knowledge. By operationalizing this vision, we believe LinkedIn will enable our members to navigate the increasingly challenging global economy more effectively.

Information About Us

We were incorporated in Delaware in March 2003 under the name LinkedIn, Ltd. and changed our name to LinkedIn Corporation in January 2005. Our principal executive offices are located at 2029 Stierlin Court, Mountain View, CA 94043, and our telephone number is (650) 687-3600. Unless the context requires otherwise, the words “LinkedIn,” “we,” “Company,” “us” and “our” refer to LinkedIn Corporation and our subsidiaries. Our website address is www.linkedin.com, and our investor relations website is located at http://investors.linkedin.com/. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus and inclusions of our website address in this prospectus are inactive textual references only.

The Offering

Class A common stock offered by the selling stockholders	3,569,380 shares

Our Class A common stock is listed on the New York Stock Exchange under the symbol	LNKD

Use of proceeds

All of the shares of our Class A common stock being offered under this prospectus are being sold by the selling stockholders. Accordingly, we will not receive any proceeds from the sale of these shares.

Background

On May 14, 2015, pursuant to the terms of an Agreement and Plan of Merger dated April 9, 2015, we acquired lynda.com pursuant to a merger in which consideration was paid in cash and shares of our Class A common stock. Under the terms of the Agreement and Plan of Merger, we agreed to file with the SEC a registration statement on Form S-3 covering the resale of the shares of Class A common stock held by former holders of capital stock of lynda.com.

Throughout this prospectus, when we refer to the shares of our Class A common stock, the offer and sale of which are being registered on behalf of the selling stockholders, we are referring to the shares of our Class A common stock held by former holders of capital stock of lynda.com that we agreed to register pursuant to the Agreement and Plan of Merger. When we refer to the “selling stockholders” in this prospectus, we are referring to former holders of capital stock of lynda.com.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information included in or incorporated by reference into this prospectus, before making an investment decision. The risks and uncertainties described below may not be the only ones we face. If any of the risks actually occurs, our business, financial condition, operating results cash flows and prospects could be materially and adversely affected. In that event, the market price of our Class A common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business

We have a limited operating history in new and unproven markets, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a limited operating history in new and unproven markets that may not develop as expected. This limited operating history makes it difficult to effectively assess or forecast our future prospects. You should consider our business and prospects in light of the risks and difficulties we encounter or may encounter in these rapidly evolving markets. These risks and difficulties include our ability to, among other things:

•                  hire, integrate and retain world class talent;

•                  continue to earn and preserve our members’ trust with respect to their professional reputation and information;

•                  develop and maintain scalable, high-performance technology infrastructure that can efficiently and reliably handle increased member usage globally while also implementing appropriate localization, as well as the deployment of new features and products;

•                  avoid interruptions or disruptions in our service or slower than expected load times for our services;

•                  create value for our members as well as increase the size of the overall network through new member growth;

•                  responsibly use the data that our members share with us to provide solutions that make our members more productive and successful and that are critical to the talent, marketing and sales needs of enterprises and professional organizations;

•                  process, store, protect and use personal data in compliance with governmental regulations, contractual obligations and other legal obligations related to privacy and security;

•                  halt the operations of websites that aggregate our data and/ or combine it with data from other companies or sources, or copycat websites that have misappropriated our data;

•                  increase revenue from the solutions we provide;

•                  successfully adapt to mobile markets and optimize services for mobile devices;

•                  successfully expand our business in markets outside the United States;

•                  successfully compete with other companies that are currently in, or may in the future enter, the online professional networking space; and

•                  defend ourselves against litigation, regulatory, intellectual property, privacy and other claims.

If the market for online professional networks does not develop as we expect, or if we fail to address the needs of this market, our business will be harmed. We may not be able to successfully address these risks and difficulties or others, including those described elsewhere in these risk factors. Failure to adequately address these risks and difficulties could harm our business and cause our operating results to suffer.

We may not timely and effectively scale and adapt our existing technology and network infrastructure to ensure that our services and solutions are accessible within an acceptable load time. Additionally, natural disasters or other catastrophic occurrences beyond our control could interfere with access to our services.

A key element to our continued growth is the ability of our members, users (whom we define as anyone who visits one of our websites through a computer or application on a mobile device, regardless of whether or not they are a member), enterprises and professional organizations in all geographies to access our websites, services and solutions within acceptable load times. We call this website performance. We have experienced, and may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints due to an overwhelming number of users accessing our services simultaneously, and denial of service or fraud or security attacks. In some instances, we may not be able to identify the cause or causes of these website performance problems within an acceptable period of time. We expect it will become increasingly difficult to maintain and improve our website performance, especially during peak usage times and as our solutions become more complex and our total user traffic increases. If our services are unavailable when users attempt to access them or they do not load as quickly as users expect, users may seek other websites or services to obtain the information for which they are looking, and may not return to our website or use our services as often in the future, or at all. This would negatively impact our ability to attract members, enterprises and professional organizations and increase engagement of our members and users. We expect to continue to make significant investments to maintain and improve website performance and to enable rapid releases of new features and products. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results may be harmed.

We have implemented a disaster recovery program, which allows us to move production traffic to a backup data center in the event of a catastrophe. For the majority of our services, we serve traffic out of multiple data centers in parallel. This allows us the ability to move traffic immediately and, in the event of a problem, the ability to recover in a short period of time. However, some of our services have not yet migrated to this model and still operate solely in a primary data center. In the event of a disaster, these services would remain shut down during the transition to a backup data center. To the extent our disaster recovery program does not effectively support the movement of traffic in a timely or complete manner in the event of a catastrophe, our business and operating results may be harmed.

Our systems are also vulnerable to damage or interruption from catastrophic occurrences such as earthquakes, floods, fires, power loss, telecommunication failures, terrorist attacks and similar events. Our U.S. corporate offices and certain of the facilities we lease to house our computer and telecommunications equipment are located in the San Francisco Bay Area and Southern California, both regions known for seismic activity. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems at our hosting facilities could result in lengthy interruptions in our services.

We do not carry business interruption insurance sufficient to compensate us for the potentially significant losses, including the potential harm to the growth of our business that may result from interruptions in our service as a result of system failures.

If our security measures are compromised, or if our websites are subject to attacks that degrade or deny the ability of members or customers to access our solutions, or if our member data is compromised, members and customers may curtail or stop use of our solutions.

Our solutions involve the collection, processing, storage, sharing, disclosure and usage of members’ and customers’ information and communications, some of which may be private. We also work with third party vendors to process credit card payments by our customers and are subject to payment card association operating rules. We are vulnerable to software bugs, computer viruses, break-ins, phishing attacks, employee errors or malfeasance, attempts to overload our servers with denial-of-service or other attacks and similar disruptions from unauthorized use of our computer systems, any of which could lead to interruptions, delays, or website shutdowns, causing loss of critical data or the unauthorized disclosure or use of personally identifiable or confidential information. For example, in June 2012, approximately 6.5 million of our members’ encrypted passwords were stolen and published on an unauthorized website. If we experience compromises to our security that result in website performance or availability problems, the complete shutdown of our websites, or the loss or unauthorized disclosure of confidential information, such as credit card information, our members or customers may be harmed or lose trust and confidence in us, and decrease the use of our website, mobile applications and services or stop using our services in their entirety, and we would suffer reputational and financial harm.

In addition, we may be subject to regulatory investigations or litigation in connection with a security breach or related issue, and we could also be liable to third parties for these types of breaches. Such litigation, regulatory investigations and our technical activities intended to prevent future security breaches are likely to require additional management resources and expenditures. If our security measures fail to protect this information adequately or we fail to comply with the applicable credit card association operating rules, we could be liable to both our customers for their losses, as well as the vendors under our agreements with them, we could be subject to fines and higher transaction fees, we could face regulatory action, and our customers and vendors could end their relationships with us, any of which could harm our business and financial results.

Our core value of putting our members first may conflict with the short-term interests of our business.

One of our core values is to make decisions based on the best long-term interests of our members, which we believe is essential to our success in increasing our member growth rate and engagement, creating value for our members and in serving the best, long-term interests of the company and our stockholders. Therefore, in the past, we have forgone, and may in the future forgo, certain expansion or short-term revenue opportunities that we do not believe are in the best interests of our members, even if our decision negatively impacts our operating results in the short term. In addition, our philosophy of putting our members first, as long as our members are adhering to our terms of service, may cause disagreements, or negatively impact our relationships, with our existing or prospective customers. This could result in enterprises and professional organizations blocking access to our services or refusing to purchase our Talent Solutions, Marketing Solutions or Premium Subscriptions. Our decisions may not result in the long-term benefits that we expect, in which case our member engagement, business and operating results could be harmed.

The number of our registered members is higher than the number of actual members and a substantial majority of our traffic is generated by a minority of our members. Our business may be adversely impacted if we are unable to attract and retain additional members who actively use our services.

The number of registered members in our network is higher than the number of actual members because some members have multiple registrations, other members have died or become incapacitated, and others may have registered under fictitious names or created fraudulent accounts. While the number of registered members represents what we believe to be reasonable estimates of our member base, there are inherent challenges in ensuring that the number of registered members presents an accurate reflection of our member network. For example, we do not have a reliable system for identifying and counting duplicate or fraudulent accounts, or deceased, incapacitated or other non-members and so we rely on estimates and assumptions, which may not be accurate. In addition, our methodology for measuring our membership numbers, and specifically for making estimates regarding non-members who should not be included as registered members, has changed over time and may continue to change from time to time. While we are using what we believe to be reasonable and appropriate methods of measuring the number of registered members, there are no methodologies available that would provide us with an exact number of non-actual member types of accounts. Therefore, we cannot assure you that our current or future methodologies are accurate, and we will need to continue to adjust them in the future from time to time, which could result in the number of registered members being lower or higher than expected. Further, a substantial majority of our members do not visit our websites on a monthly basis, and a substantial majority of our desktop and mobile traffic is generated by a minority of our members. If the number of our actual members does not meet our expectations, if the rate at which we add new members slows or declines or if we are unable to increase the breadth and frequency of our visiting members, then our business may not grow as fast as we expect.

The tracking of certain of our performance metrics is done with internal tools and is not independently verified. Certain of our performance metrics are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

We track certain performance metrics, including number of registered members, unique visiting members and member page views, with internal tools, which are not independently verified by any third party. Our internal tools have a number of limitations and our methodologies for tracking these metrics may change over time, which could result in unexpected changes to our metrics, including the metrics we report. If the internal tools we use to track these metrics undercount or overcount performance or contain algorithm or other technical errors, the data we report may not be accurate. In addition, limitations or errors with respect to how we measure data may affect our understanding of certain details of our business, which could affect our longer term strategies. If our performance metrics are not accurate representations of our member base or traffic levels, or if we discover material inaccuracies in our metrics, our reputation may be harmed and our operating and financial results could be adversely affected, causing our stock price to decline. In addition, historically, we reported information regarding certain of our internal metrics based on data provided by comScore, a leading provider of digital marketing intelligence. We recently began disclosing certain of these internal metrics, as opposed to reporting the comScore information, and inconsistency between these internal metrics and comScore data regarding our metrics could confuse investors or lead to questions about the integrity of our internal data.

If our members’ profiles are out-of-date, inaccurate or lack the information that users and customers want to see, we may not be able to realize the full potential of our network, which could adversely impact the growth of our business.

If our members do not update their information or provide accurate and complete information when they join LinkedIn, or do not establish sufficient connections, the value of our network may be negatively impacted because our value proposition as a professional network and as a source of accurate and comprehensive data will be weakened. For example, customers of our Talent Solutions may not find members that meet their qualifications or may misidentify a candidate as having such qualifications, which could result in mismatches that erode customer confidence in our solutions. Similarly, incomplete or outdated member information would diminish the ability of our Marketing or Sales Solutions customers to reach their target audiences and our ability to provide our customers with valuable insights. Therefore, we must provide features and products that demonstrate the value of our network to our members and motivate them to contribute additional, timely and accurate information to their profile and our network. If we fail to successfully motivate our members to do so, our business and operating results could be adversely affected.

Many individuals use mobile devices to access online services. If users of these devices do not widely adopt solutions we develop for these devices or if we are unable to effectively operate on mobile devices, our business could be adversely affected.

The number of people who access online services through mobile devices, such as smart phones, handheld tablets and mobile telephones, as opposed to personal computers, has increased dramatically in the past few years and is projected to continue to increase. If the mobile solutions we have developed do not meet the needs of prospective members, current members or customers, they may not sign up or reduce their usage of our platform and our business could suffer. Additionally, we are dependent on the interoperability of LinkedIn with popular mobile operating systems, networks and standards that we do not control, such as Android and iOS operating systems, and any changes in such systems and terms of service that degrade our solutions’ functionality, give preferential treatment to competitive products or prevent our ability to promote advertising could adversely affect traffic and monetization on mobile devices. We may not be successful in maintaining and developing relationships with key participants in the mobile industry or in developing products that operate effectively with these technologies, systems, networks, or standards. Each manufacturer or distributor may establish unique technical standards for its devices, and our products and services may not work or be viewable on these devices as a result. Some manufacturers may also elect not to include our products on their devices. As new devices and new platforms are continually being released, it is difficult to predict the challenges we may encounter in developing versions of our solutions for use on these alternative devices, and we are devoting significant resources to the support and maintenance of such devices.

Growth in access to LinkedIn’s services through mobile devices as a substitute for access on personal computers may negatively affect our revenue and financial results.

Our members are increasingly accessing LinkedIn on mobile devices. While many of our members who use our online services on mobile devices also access LinkedIn through personal computers, we have seen substantial growth in mobile usage. We are devoting valuable resources to solutions related to monetization of mobile usage, and cannot assure you that these solutions will be successful. If our members increasingly use mobile devices as a substitute for access to our online services as opposed to personal computers, and if we are unable to successfully implement monetization strategies for our solutions on mobile devices, or these strategies are not as successful as our offerings for personal computers, or if we incur excessive expenses in this effort, our financial performance and ability to grow revenue would be negatively affected.

Our solutions and internal systems rely on software that is highly technical, and if it contains undetected errors, our business could be adversely affected.

Our solutions and internal systems rely on software that is highly technical and complex. In addition, our solutions and internal systems depend on the ability of our software to store, retrieve, process, and manage immense amounts of data. Our software has contained, and may now or in the future contain, undetected errors, bugs, or vulnerabilities. Some errors in our software may only be discovered after the code has been released for external or internal use. Errors or other design defects within our software may result in a negative experience for members or customers, delay product introductions or enhancements, or result in measurement or other errors. We also rely on third party software that may contain errors or bugs. Any errors, bugs, or defects discovered in our software or third party software we use could result in damage to our reputation, loss of members, loss of revenue, or liability for damages, any of which could adversely affect our business and financial results.

We collect, process, store, share, disclose and use personal information and other data, which subjects us to governmental regulations and other legal obligations related to privacy and security, and our actual or perceived failure to comply with such obligations could harm our business.

We collect, process, store, share, disclose and use information from and about our members, customers and users, including personal information and other data, and we enable our members to passively and proactively share their personal information with each other and with third parties and to communicate and share news and other information into and across our platform. There are numerous laws around the world regarding privacy and security, including laws regarding the collection, processing, storage, sharing, disclosure, use and security of personal information and other data from and about our members and users. The scope of these laws are changing, subject to differing interpretations, may be costly to comply with, and may be inconsistent among countries and jurisdictions or conflict with other rules.

We strive to comply with applicable laws, policies, and legal obligations and certain applicable industry codes of conduct (such as the Digital Advertising Alliance’s self-regulatory principles for online behavioral advertising) relating to privacy and data protection and are subject to the terms of our privacy policies and privacy-related obligations to third parties. However, these obligations may be interpreted and applied in new ways and/or in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Data privacy and security are active areas and new laws and regulations are likely to be enacted.

Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to members, customers or other third parties, or our privacy or security-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personal or other information, which may include personally identifiable information or other member data, may result in governmental enforcement actions, litigation or public statements critical of us by consumer advocacy groups or others and could cause our members and customers to lose trust in us, which could have an adverse effect on our business. Additionally, if third parties we work with, such as customers, vendors or developers, violate applicable laws, our policies or other privacy or security-related obligations, such violations may also put our members’ information at risk and could in turn have an adverse effect on our business. Finally, governmental agencies may request or take member or customer data for national security or informational purposes, and also can make data requests in connection with criminal or civil investigations or other matters, which could harm our reputation and our business.

Public scrutiny of Internet privacy and security issues may result in increased regulation and different industry standards, which could deter or prevent us from providing our current products and solutions to our members and customers, thereby harming our business.

The regulatory framework for privacy and security issues worldwide is evolving and is likely to remain in flux for the foreseeable future. Various government and consumer agencies have also called for new regulation and changes in industry practices. Practices regarding the registration, collection, processing, storage, sharing, disclosure, use and security of personal and other information by companies offering online services have recently come under increased public scrutiny.

In the United States, the federal government, including the White House, the Federal Trade Commission, the Department of Commerce and Congress, and many state governments are reviewing the need for greater regulation of the collection, processing, storage, sharing, disclosure, use and security of information concerning consumer behavior with respect to online services, including regulations aimed at restricting certain targeted advertising practices and collection and use of data from mobile devices. For example, the State of California and other states have passed laws relating to disclosure of companies’ practices with regard to Do-Not-Track signals from Internet browsers, the ability to delete information of minors, and new definitions that may impact data breach notification requirements. California has also adopted privacy guidelines with respect to mobile applications. In addition, the European Union may enact a new General Data Protection Regulation, which may result in significantly greater compliance burdens for companies with users and operations in the European Union. Outside the European Union and the United States, a number of countries have adopted or are considering privacy laws and regulations that may result in significant greater compliance burdens.

In addition, government agencies and regulators have reviewed, are reviewing and will continue to review, the privacy practices of online media companies including our privacy and security policies and practices. The FTC in particular has approved consent decrees resolving complaints and their resulting investigations into the privacy and security practices of a number of online social media companies. These reviews can and have resulted in changes to our products and policies, and could result in additional changes in the future. If we are unable to comply with any such reviews or decrees that result in recommendations or binding changes, or if the recommended changes result in degradation of our products, our business could be harmed.

Our business, including our ability to operate and expand internationally or on new technology platforms, could be adversely affected if legislation or regulations are adopted, interpreted or implemented in a manner that is inconsistent with our current business practices and that require changes to these practices, the design of our websites, mobile applications, products, features or our privacy policy. In particular, the success of our business has been, and we expect will continue to be, driven by our ability to responsibly use the data that our members share with us. Therefore, our business could be harmed by any significant change to applicable laws, regulations or industry standards or practices regarding the storage, use or disclosure of data our members choose to share with us, or regarding the manner in which the express or implied consent of consumers for such use and disclosure is obtained. Such changes may require us to modify our products and features, possibly in a material manner, and may limit our ability to develop new products and features that make use of the data that we collect about our members.

Our business is subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business.

We are subject to a variety of laws in the United States and abroad, including laws regarding privacy, data protection, data security, data retention and consumer protection, accessibility, sending electronic messages, human resource services and the provision of online payment services, including credit card processing, which are continuously evolving and developing. In addition, some of our members are subject to laws and/or licensing or certification obligations that may restrict their ability to engage with LinkedIn’s online services. The scope and interpretation of the laws and other obligations that are or may be applicable to us or certain groups of our members are often uncertain and may be conflicting, particularly laws and other obligations outside the United States. For example, laws related to the online dissemination of content of others and laws related to sending messages over online service are continuing to evolve and are being tested pursuant to actions based on, among other things, invasion of privacy, defamation, spam, and other torts, unfair competition, copyright and trademark infringement, credit reporting and other theories based on the nature and content of the materials and messages sent or provided by others.

In addition, regulatory authorities around the world are considering a number of legislative and regulatory proposals concerning privacy, spam, data storage, data protection, content regulation, cybersecurity, government access to personal information and other matters that may be applicable to our business. Compliance with these laws may require substantial investment or may provide technical challenges for our business. It is also likely that as our business grows, evolves, and an increasing portion of our business shifts to mobile, and our solutions are used in a greater number of countries and additional groups, we will become subject to laws and regulations in additional jurisdictions. Further, as our services and solutions expand to include more content (including from third parties), additional laws and regulations may become applicable to our products and offerings including laws requiring us to restrict the availability of such content on a geographical basis or to certain groups of members. In some cases, laws and legal obligations of various jurisdictions may be ambiguous or conflict as to LinkedIn’s right to display and distribute certain content as part of its online services. Users of our site and our solutions could also abuse or misuse our products in ways that violate laws. It is difficult to predict how existing laws will be applied to our business and the new laws and legal obligations to which we may become subject.

If we are not able to comply with these laws or other legal obligations or if we (or our members) become liable under these laws or legal obligations, or if our services are suspended or blocked, we could be directly harmed, and we may be forced to implement new measures to reduce exposure to this liability. This may require us to expend substantial resources or to discontinue certain solutions, which would negatively affect our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business and operating results.

We expect our operating results to fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet the expectations of securities analysts or investors.

Our revenue and operating results have in the past and could in the future vary significantly from quarter-to-quarter and year-to-year and may fail to match our past performance, our projections or the expectations of securities analysts because of a variety of factors, many of which are outside of our control.

Any of these events could cause the market price of our Class A common stock to fluctuate. Factors that may contribute to the variability of our operating results include:

•                  our ability to create value for our members as well as increase the size of our member base;

•                  our commitment to putting our members first even if it means forgoing short-term revenue opportunities;

•                  shifts in the way members and users access our websites and services from personal computers to mobile devices;

•                  disruptions or outages in the availability of our websites or services, actual or perceived breaches of privacy, and compromises of our member data;

•                  changes in our pricing policies or those of our competitors;

•                  our ability to increase sales of our products and solutions to new customers and expand sales of additional products and solutions to our existing customers;

•                  the size and seasonal variability of our customers’ recruiting, marketing and sales budgets;

•                  the extent to which existing customers renew their agreements with us and the timing and terms of those renewals;

•                  general industry and macroeconomic conditions, in particular, deterioration in labor markets, which would adversely impact sales of our Talent Solutions, or economic growth that does not lead to job growth, for instance increases in productivity;

•                  the cost of investing in our technology infrastructure, product initiatives, facilities and international expansion may be greater than we anticipate;

•                  expenses related to hiring, incentivizing and retaining employees;

•                  the timing and costs of expanding our field sales organization and delays or inability in achieving expected productivity;

•                  the timing of certain expenditures, including hiring of employees and capital expenditures;

•                  the entrance of new competitors in our market whether by established companies or the entrance of new companies;

•                  currency exchange rate fluctuations; and

•                  changing tax laws and regulations.

Given our limited operating history and the rapidly evolving market of online professional networks, our historical operating results may not be indicative of our future operating results. We believe our rapid growth has masked the cyclicality and seasonality of our business. As our revenue growth rate has slowed, the cyclicality and seasonality in our business has become more pronounced, and we expect that to continue. This has, and will, cause our operating results to fluctuate. In addition, global economic concerns continue to create uncertainty and unpredictability and add risk to our future outlook. Sovereign debt issues and economic uncertainty in the United States, Europe and around the world raise concerns in markets important to our business. An economic downturn in any particular region in which we do business or globally could result in reductions in sales of our products, decreased renewals of existing arrangements and other adverse effects that could harm our operating results.

We expect our revenue growth rate to decline, and, as our costs increase, we may not be able to generate sufficient revenue to sustain profitability over the long term.

From 2009 to 2014, our annual net revenue grew from $120.1 million to $2,218.8 million, which represents a compounded annual growth rate of approximately 79%. As our net revenue has increased, our revenue growth rate has slowed, and we expect that it will continue to decline over time. We also expect that the growth rates of each of our primary product lines will fluctuate and that these product lines may not grow at the same rate. In recent years, and continuing into 2015, our philosophy has been to invest for future growth. We expect to continue to expend substantial financial and other resources on:

•                  our technology infrastructure, including architecture, development tools scalability, availability, performance and security, as well as disaster recovery measures;

•                  product development, including investments in our product development team and the development of new features for both members and customers, including those for mobile use and our sales solutions products;

•                  sales and marketing, including a significant expansion of our field sales organization;

•                  international expansion in an effort to increase our member base, member activity and sales;

•                  general administration, including legal and accounting expenses related to our expanding global presence and the integration of newly acquired businesses; and

•                  capital expenditures, including facilities and build-out of our data centers.

These investments may not result in increased revenue or business growth, or increased network growth or member value, and will increase our expenses. Even if our revenue continues to increase, we expect that due to increased expenses, in particular, stock-based compensation, depreciation and amortization and provision for income taxes, we may incur a GAAP loss during future periods including the second quarter of 2015. If we fail to continue to grow our revenue and overall business, our operating results and business would be harmed.

We face competition in the market for online professional networks from social networking sites and Internet search companies, among others, as well as continued competition for customers.

We face significant competition in all aspects of our business, and we expect such competition to increase, particularly in the market for online professional networks and engagement of professionals.

Our industry is evolving rapidly and is becoming increasingly competitive. Larger and more established companies may focus on our market and could directly compete with us. Smaller companies, including application developers, could also launch new products and services that compete with us and that could gain market acceptance quickly. We may also face competition if we shift our focus of development to new or different products or separate areas of our business.

We expect our existing competitors in the markets for Talent Solutions, Marketing Solutions, Premium Subscriptions (including Sales Solutions) to continue to focus on these areas. A number of these companies may have greater resources than us, which may enable them to compete more effectively. Specifically, we are investing significantly in our Marketing Solutions products with respect to content and mobile solutions, and we may not be as successful as our competitors in generating revenue through new forms of content marketing or mobile advertising. Additionally, users of social networks may choose to use, or increase their use of, those networks for professional purposes, which may result in those users decreasing or eliminating their use of LinkedIn. Companies that currently focus on social networking could also expand their focus to professionals. We and other companies have historically established alliances and relationships with some of these companies to allow broader exposure to users and access to data on the Internet. We may also, in the future, establish alliances or relationships with other competitors or potential competitors. To the extent companies terminate such relationships and establish alliances and relationships with others, our business could be harmed. Additionally, other companies that provide content for professionals could develop more compelling offerings than ours. This could impact the engagement of our members, and could also compete with our Premium Subscriptions and adversely impact our ability to sell and renew subscriptions to our members. Specifically, we compete for members, enterprises and professional organizations as discussed below.

Members-professional networks. The space for online professional networks is rapidly evolving. Other companies such as Facebook, Google, Microsoft and Twitter are developing or could develop solutions that compete with ours. Further, some of these companies are partnering with third parties to offer products and services that could compete with ours. Additionally, we face competition from a number of companies outside the United States that provide online professional networking solutions. We also compete against smaller companies that focus on groups of professionals within a specific industry or vertical. Our competitors may announce new products, services or enhancements that better address changing industry standards or the needs of members and customers, such as mobile access or different market focus. Any such increased competition could cause pricing pressure, loss of business or decreased member activity, any of which could adversely affect our business and operating results. Internet search engines could also change their methodologies in ways that adversely affect our ability to optimize our page rankings within their search results.

Enterprises and professional organizations-Talent Solutions. With respect to our Talent Solutions, we compete with online recruiting companies, talent management companies and larger companies that are focusing on talent management and human resource services, job boards and traditional recruiting firms. Additionally, other companies, including newcomers to the recruiting industry, may partner with Internet companies, including social networking companies, to provide services that compete with our solutions, either on their own or as third party applications. If the efficiency and usefulness of our products to enterprises and professional organizations do not exceed those provided by competitors, we will not be able to compete successfully.

Enterprises and professional organizations-Marketing Solutions. With respect to our Marketing Solutions, we compete with online and offline outlets that generate revenue from advertisers and marketers. To the extent competitors are better able to provide customers with cost-effective access to attractive demographics, either through new business models or increased user volume, we may not be successful in retaining our existing advertisers or attracting new advertisers, and our business would be harmed.

Enterprises and professional organizations-Premium Subscriptions/Sales Solutions. With respect to our Premium Subscriptions and Sales Solutions, we compete with online and offline companies for customers with lead generation and customer intelligence and insights. Our Sales Solutions product is in the early stages, and we may not be able to compete effectively in this area.

If we fail to effectively manage our growth, our business and operating results could be harmed.

We continue to experience rapid growth in our headcount and operations, which will continue to place significant demands on our management and our operational and financial infrastructure. As of March 31, 2015, approximately 39% of our employees had been with us for less than one year and approximately 63% for less than two years. As we continue to grow, we must effectively integrate, develop and motivate a large number of new employees in various countries around the world, and we must maintain the beneficial aspects of our corporate culture. We intend to continue to make substantial investments to expand our engineering, research and development, field sales, and general and administrative organizations, and our international operations. To attract top talent, we have had to offer, and believe we will need to continue to offer, highly competitive compensation packages before we can validate the productivity of those employees. In addition, fluctuations in the price of our Class A common stock may make it more difficult or costly to use equity compensation to motivate, incentivize and retain our employees. We face significant competition for talent from other Internet and high-growth companies, which include both publicly traded and privately-held companies. As we have transitioned from a private company to a public company, this competition has become even more acute in assessing appropriate compensation packages, particularly, determining the mix of cash and equity compensation. The risks of over-hiring (especially given overall macroeconomic risks) or over-compensating employees and the challenges of integrating a rapidly growing employee base into our corporate culture are exacerbated by our international expansion. Additionally, because of our growth, we have significantly expanded our operating lease and purchase commitments, which have increased our expenses. We may not be able to hire new employees quickly enough to meet our needs. If we fail to effectively manage our hiring needs and successfully integrate our new hires, our efficiency and ability to meet our forecasts and our employee morale, productivity and retention could suffer, and our business and operating results could be adversely affected.

Additionally, if we do not effectively manage the growth of our business and operations, the quality of our solutions could suffer, which could negatively affect our brand, operating results and overall business. Further, we have made changes in the past, and will make changes in the future, to our features, products and services that our members or customers may not like, find useful or agree with. We may also decide to discontinue certain features, products or services, or charge for certain features, products or services that are currently free or increase fees for any of our features, products or services. If members or customers are unhappy with these changes, they may decrease their engagement on our site, or stop using features, products or services or the site generally. In addition, they may choose to take other types of action against us such as organizing petitions or boycotts focused on our company, our website or any of our services, filing claims with the government or other regulatory bodies, or filing lawsuits against us. Any of these actions could negatively impact our member growth and engagement and our brand, which would harm our business. To effectively manage this growth, we will need to continue to improve our operational, financial and management controls, and our reporting systems and procedures by, among other things:

•                  improving our information technology infrastructure to maintain the effectiveness of our solutions;

•                  enhancing information and communication systems to ensure that our employees and offices around the world are well-coordinated and can effectively communicate with each other and our growing base of members, enterprises and professional organizations;

•                  enhancing our internal controls to ensure timely and accurate reporting of all of our operations; and

•                  appropriately documenting our information technology systems and our business processes.

These systems enhancements and improvements will require significant capital expenditures and allocation of valuable management and employee resources. If we fail to implement these improvements effectively, our ability to manage our expected growth and comply with the rules and regulations that are applicable to publicly reporting companies will be impaired.

Our international operations account for a significant portion of our revenue and are subject to increased challenges and risks.

We have offices around the world and our websites and mobile applications are available in numerous languages. For the three months ended March 31, 2015, international revenue represented 39% of our total revenue. We expect to continue to expand our international operations in the future, particularly in emerging markets, by opening offices in different countries and expanding our offerings in new languages. However, we have limited operating history as a company outside the United States, and our ability to manage our business and conduct our operations internationally including in emerging markets, requires considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal systems, alternative dispute resolution systems, regulatory systems and commercial infrastructures. International expansion has required and will continue to require us to invest significant funds and other resources. Operating internationally subjects us to new risks and may increase risks that we currently face, including risks associated with:

•                  recruiting and retaining talented and capable employees in foreign countries and maintaining our company culture across all of our offices;

•                  providing solutions across a significant distance, in different languages, in competitive market environments and among different cultures, including modifying our, services, solutions and features to ensure that they are culturally relevant in different countries and conforming to local laws and regulations, which may include modifying or blocking content in certain jurisdictions if it is deemed objectionable or unlawful;

•                  increased competition from local websites and services, that provide online professional networking solutions, such as Germany-based Xing and France-based Viadeo, and online recruitment services, such as Australia-based Seek and Japan-based Recruit, which may benefit from first-mover advantages. These competitors have expanded and may continue to expand their geographic footprint;

•                  differing and potentially lower levels of member growth and activity in new and nascent geographies;

•                  compliance with applicable foreign laws and regulations, which may change or conflict with each other, as well as potential risk of penalties to individual members of management if our practices are deemed to be out of compliance;

•                  longer payment cycles in some countries;

•                  credit risk and higher levels of payment fraud;

•                  laws and regulations that favor local competitors or prohibit or limit foreign ownership of businesses;

•                  legal regimes where the application of laws and regulations is subject to greater uncertainty, as well as higher risk of corruption, fraud and unethical business practices;

•                  compliance with anti-bribery laws including, without limitation, compliance with the Foreign Corrupt Practices Act and the UK Anti-Bribery Act;

•                  implementing and maintaining effective internal processes and controls;

•                  compliance with various economic and trade sanctions regulations which restrict certain conduct of business;

•                  currency exchange rate fluctuations;

•                  foreign exchange controls that might prevent us from repatriating cash earned outside the United States;

•                  foreign exchange controls that might require significant lead time in setting up operations and bank accounts before monetizing our operations in certain geographic territories;

•                  political and economic instability in some countries;

•                  laws and proposed legislation relating to data localization in various countries, which may restrict our ability to do business in new and existing markets;

•                  double taxation of our non-U.S. earnings and potentially adverse tax consequences due to changes in the tax laws of the United States or the foreign jurisdictions in which we operate; and

•                  higher costs of doing business internationally.

If our revenue from our international operations, and particularly from our operations in the countries and regions on which we have focused our spending, do not exceed the expense of establishing and maintaining these operations, our business and operating results will suffer. In addition, as our member base expands internationally, members in certain geographies may have lower levels of activity with our websites and services.

Finally, in late 2013, we established a joint venture to expand our operations in the People’s Republic of China (“PRC”), which is in its early stages. Although we believe this joint venture and our activities in the PRC comply with existing laws, they involve unique risks, and the PRC is actively considering changes in its foreign investment rules that could impact this structure and our activities. There are substantial uncertainties regarding the interpretation of PRC laws and regulations, and it is possible that the government will ultimately take a view contrary to ours. We may be unable to continue to operate in the PRC if we or our affiliates are unable to access sufficient funding or enforce contractual relationships with respect to management and control of such business. In addition, the PRC’s laws and regulations, as they apply to our business operations in Mainland China, have resulted in modifications to our products and services in Mainland China. For example, the PRC government has laws and regulations that govern the dissemination of content over the Internet, and it may enact additional laws or regulations in the future related to content, privacy, security and government access to personal information in a way that may materially impact our ability to conduct operations in the PRC. Failure to comply with these requirements may mean that we will not obtain or retain necessary licenses to operate all or some of our services in Mainland China, result in the blocking of our services in Mainland China. In addition, our compliance with these rules could harm our business, reputation and brand outside of China. We will need to allocate significant resources to developing our presence in China, and we may not be successful in doing so.

Our business depends on a strong and trusted brand, and any failure to maintain, protect and enhance our brand would hurt our ability to retain or expand our base of members, enterprises and professional organizations, our ability to increase their level of engagement and our ability to attract and retain high level employees.

We have developed a strong and trusted brand that we believe has contributed significantly to the success of our member network and business. Our brand is predicated on the idea that individual professionals will trust us and find immense value in building and maintaining their professional identities and reputations on our platform. Maintaining, protecting and enhancing the “LinkedIn,” “SlideShare” and related brands is critical to expanding our base of members, enterprises, advertisers, corporate customers and other partners, and increasing their engagement with our services, and will depend largely on our ability to maintain member trust, be a technology leader and continue to provide valuable and high-quality solutions, which we may not do successfully. Despite our efforts to protect our brand and prevent its misuse, if others misuse our brand or pass themselves off as being endorsed or affiliated with us, it could harm our reputation and our business could suffer. If our members or potential members determine that they can use other platforms, such as social networks, for the same purposes as or as a replacement for our network, or if they choose to blend their professional and social networking activities, our brand and our business could be harmed. Our members or customers could find that new products or features that we introduce are difficult to use or may feel that they degrade their experience with online service offered by LinkedIn, which could harm our reputation for delivering high-quality products. Our brand is also important in attracting and maintaining high performing employees. If we do not successfully maintain a strong and trusted brand, our business could be harmed.

We may not be able to halt the operations of online services that aggregate our data as well as data from other companies, including social networks, or copycat online services that have misappropriated our data in the past or may misappropriate our data in the future. These activities could harm our brand and our business.

From time to time, third parties have accessed data from our networks through scraping, robots or other means and used this data or aggregated this data on their online services with other data. In addition, “copycat” online services have misappropriated data on our network and attempted to imitate our brand or the functionality of our services, and these services or others could use similar tactics to develop products that compete with ours. These activities could degrade our brand, negatively impact our website performance and harm our business. When we have become aware of such online services, in many instances we have employed contractual, technological or legal measures in an attempt to halt unauthorized activities, but these measures may not be successful. In addition, if our customers do not comply with our terms of service, they also may be able to abuse our products and services and provide access to our solutions to unauthorized users. However, we may not be able to detect any or all of these types of activities in a timely manner and, even if we could, technological and legal measures may be insufficient to stop their operations. In some cases, particularly in the case of online services operating from outside of the United States, our available legal remedies may not be adequate to protect our business against such activities. Regardless of whether we can successfully enforce our rights against these parties, any measures that we may take could require us to expend significant financial or other resources.

Failure to protect or enforce our intellectual property rights could harm our business and operating results.

We regard the protection of our trade secrets, copyrights, trademarks, trade dress, databases, domain names and patents as critical to our success. We strive to protect our intellectual property rights by relying on federal, state and common law rights and other rights provided under foreign laws. These laws are subject to change at any time and could further restrict our ability to protect our intellectual property. In addition, the existing laws of certain foreign countries in which we operate may not protect our intellectual property rights to the same extent as do the laws of the United States. We also have a practice of entering into confidentiality and invention assignment agreements with our employees and contractors, and often enter into confidentiality agreements with parties with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. In addition, from time to time we make our intellectual property available to others under license agreements. However, these contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary information, infringement of our intellectual property rights or deter independent development of similar or competing technologies by others and may not provide an adequate remedy in the event of such misappropriation or infringement.

Obtaining and maintaining effective intellectual property rights is expensive, including the costs of defending our rights. We are seeking to protect our trademarks and patents, and other intellectual property rights in a number of jurisdictions, a process that is expensive and may not be successful in all jurisdictions for every such right. Even where we have such rights, they may later be found to be unenforceable or have a limited scope of enforceability. In addition, we may not seek to pursue such protection in every location. In particular, we believe it is important to maintain, protect and enhance our brands, including “LinkedIn” and “SlideShare”. Accordingly, we pursue the registration of domain names and our trademarks and service marks in the United States and in many locations outside the United States. We have already and may, over time, increase our investment in protecting innovations through investments in patents and similar rights, and this process is expensive and time-consuming.

Litigation may be necessary to enforce our intellectual property rights, protect our proprietary rights or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business and operating results. We may incur significant costs in enforcing our trademarks against those who attempt to imitate our “LinkedIn” brand and other valuable trademarks and service marks.

In addition, we have chosen to make certain of our technology available under open source licenses that allow others to use the technology without payment to us. While we hope to benefit from these activities by having access to others’ useful technology under open source licenses, there is no assurance that we will receive the business benefits we expect.

If we fail to maintain, protect and enhance our intellectual property rights, our business and operating results may be harmed, and the market price of our Class A common stock could decline.

We are, and expect in the future to be, subject to legal proceedings and litigation, including intellectual property and privacy disputes, which are costly to defend and could materially harm our business and operating results.

We are party to lawsuits and legal proceedings in the normal course of business. These matters are often expensive and disruptive to normal business operations. We are currently facing, or may face in the future, allegations, lawsuits and regulatory inquiries, audits and investigations regarding data privacy, security, labor and employment, consumer protection, the Fair Credit Reporting Act and intellectual property infringement, including claims related to privacy, patents, publicity, trademarks, copyrights and other rights. Litigation and regulatory proceedings, and particularly the patent infringement and class action matters we are facing or may face, may be protracted and expensive, and the results are difficult to predict. Certain of these matters include speculative claims for substantial or indeterminate amounts of damages, and include claims for injunctive relief. Additionally, our litigation costs are significant. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify our products and features or require us to stop offering certain features, all of which could negatively impact our membership and revenue growth. Additionally, we are subject to mandatory periodic audits, which would likely increase our regulatory compliance costs, and may require us to change our business practices, which could negatively impact our revenue growth. Managing legal proceedings, litigation and audits, even if we achieve favorable outcomes, is time-consuming and diverts management’s attention from our business.

In addition, we use open source software in our solutions and plan to continue to use open source software in the future. The terms of many open source licenses have not been interpreted by United States or other courts, and these licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our products. We may face claims from others claiming ownership of open source software or patents related to that software, or breach of open source license terms, including a demand for release of material portions of our source code or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, which could be costly to defend, require us to purchase a costly license, require us to establish additional specific open source compliance procedures, or require us to devote additional research and development resources to remove open source elements from or otherwise change our solutions, any of which would have a negative effect on our business and operating results. In addition, if we were to combine our own software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of some software that would be valuable to keep as a trade secret and/or not make available for use by others which would have a material adverse effect on our business, results of operations or financial condition.

The results of regulatory proceedings, litigation, claims and audits cannot be predicted with certainty, and determining reserves for pending litigation and other legal, regulatory and audit matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are not resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or, resolve them, could harm our business, our operating results, our reputation or the market price of our Class A common stock.

If we do not continue to attract new customers, or if existing customers do not renew their subscriptions, renew on less favorable terms, or fail to purchase additional solutions, we may not achieve our revenue projections, and our operating results would be harmed.

In order to grow our business, we must continually attract new customers, sell additional solutions to existing customers and reduce the level of non-renewals in our business. Our ability to do so depends in large part on the success of our sales and marketing efforts. We do not typically enter into long-term contracts with our customers, and even when we do, they can generally terminate their relationship with us. We may not accurately predict future trends with respect to rates of customer renewals, upgrades and expansions. Furthermore, the nature of our products and solutions is such that customers may decide to terminate or not renew their agreements with us without causing significant disruptions to their own businesses.

We must demonstrate that our Talent Solutions are an important recruiting tool for enterprises and professional organizations and that our Marketing and Sales Solutions provide them with access to an audience of one of the most influential, affluent and highly educated audiences on the Internet. However, potential customers may not be familiar with our solutions or may prefer other or more traditional products and services for their talent, advertising and marketing needs.

Our customer base and our customers’ renewal rates may decline or fluctuate because of several factors, including the prices of our solutions, the prices of products and services offered by our competitors, reduced hiring by our customers or reductions in their talent or marketing spending levels due to macroeconomic or other factors and the efficacy and cost-effectiveness of our solutions. If we do not attract new customers or if our customers do not renew their agreements for our solutions, renew on less favorable terms, or do not purchase additional functionality or offerings, our revenue may grow more slowly than expected or decline.

Ultimately, attracting new customers and retaining existing customers requires that we continue to provide high quality solutions that our customers value. In particular, our Talent Solutions customers will discontinue their purchases of our solutions if we fail to effectively connect them with the talent they seek, and our premium subscribers will discontinue their subscriptions if they do not find the networking and business opportunities that they value. Similarly, customers of our Marketing Solutions will not continue to do business with us if their advertisements do not reach their intended audiences. Therefore we must continue to demonstrate to our customers that using our Marketing Solutions is the most effective and cost-efficient way to maximize their results. Even if our Marketing Solutions are providing value to our customers, advertisers are sensitive to general economic downturns and reductions in consumer spending, among other events and trends, which generally results in reduced advertising expenditures and could adversely affect sales of our Marketing Solutions. In addition, we have recently expanded our Marketing Solutions products to include off-network advertising. This product area will complement our current offerings primarily sold on our wholly owned properties, and we may not be successful or our customers or members may not be receptive to these products. Finally, we are in the early stages of developing our Sales Solutions products which may not be successful. If we fail to provide high quality solutions and convince customers of our value proposition, we may not be able to retain existing customers or attract new customers, which would harm our business and operating results.

Because we recognize most of the revenue from our Talent Solutions and our Premium Subscriptions over the term of the agreement, a significant downturn in these businesses may not be immediately reflected in our operating results.

We recognize most of the revenue from sales of our Talent Solutions and Premium Subscriptions over the terms of the agreements, which is typically 12 months. As a result, a significant portion of the revenue we report in each quarter is generated from agreements entered into during previous quarters. Consequently, a decline in new or renewed agreements in any one quarter may not significantly impact our revenue in that quarter but will negatively affect our revenue in future quarters. In addition, we may be unable to adjust our fixed costs in response to reduced revenue. Accordingly, the effect of significant declines in the sales of these offerings may not be reflected in our short-term results of operations.

We depend on world class talent to grow and operate our business, and if we are unable to hire, retain and motivate our personnel, we may not be able to grow effectively.

Our future success will depend upon our continued ability to identify, hire, develop, motivate and retain world class talent. Our ability to execute efficiently is dependent upon contributions from all of our employees, in particular our senior management team. Key institutional knowledge remains with a small group of long-term employees whom we may not be able to retain. We may not be able to retain the services of any of our long-term employees or other members of senior management in the future. For example, two members of our executive team left the company in 2014. We do not have employment agreements other than offer letters with any key employee, and we do not maintain key person life insurance for any employee. In addition, from time to time, there may be changes in our senior management team that may be disruptive to our business. If our senior management team, including any new hires that we may make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business could be harmed.

Our growth strategy also depends on our ability to expand and retain our organization with world class talent. Identifying, recruiting, training and integrating qualified individuals will require significant time, expense and attention. In addition to hiring new employees, we must continue to focus on retaining our best talent. Competition for these resources, particularly for engineers, is intense, and competition for the facilities to house our employees is also intense, specifically in the San Francisco Bay Area, where our headquarters is located. We may need to invest significant amounts of cash and equity for new employees and we may never realize returns on these investments, and we also are investing heavily in our facilities. If we are not able to effectively increase and retain our talent, our ability to achieve our strategic objectives will be adversely impacted, and our business will be harmed.

We believe that our culture has the potential to be a key contributor to our success. In 2014, we increased the size of our workforce by more than 37% as compared to 2013, and we expect to continue to hire aggressively as we expand. If we do not continue to develop our corporate culture as we grow and evolve, including maintaining our culture of transparency with our employees, it could harm our ability to foster the innovation, creativity and teamwork we believe we need to support our growth. In addition, we completed our initial public offering in May 2011. As a result, employees who have been with us since that time (or prior to May 2011) have been able to and may continue to realize substantial financial gains in connection with the sales of their shares from the exercise of their vested options, which could result in a loss of employees. There will likely be disparities of wealth between those of our employees whom we hired prior to our initial public offering in May 2011 and those who joined us after we became a public company, which could adversely impact relations among employees and our culture in general.

The effectiveness of our Marketing Solutions depends in part on our relationships with advertising serving technology companies.

We rely, in part, on advertising serving technology companies to deliver our Marketing Solutions product. Our agreements with these companies may not be extended or renewed after their respective expirations, or we may not be able to extend or renew our agreements on terms and conditions favorable to us. If these agreements are terminated, we may not be able to enter into agreements with alternative companies on acceptable terms or on a timely basis or both, which could negatively impact revenue from our Marketing Solutions.

Enterprises or professional organizations, including governmental agencies, may restrict access to our services, which could lead to the loss or slowing of growth in our member base or the level of member engagement.

Our solutions depend on the ability of our members to access the Internet and our services. Enterprises or professional organizations, including governmental agencies, could block or restrict access to our online services, website or the Internet generally for a number of reasons such as security or confidentiality concerns or regulatory reasons, or they may adopt policies that prohibit listing the employers’ names on the employees’ LinkedIn profiles in order to minimize the risk that employees will be contacted and hired by other employers.

In some cases, certain governments may seek to restrict the Internet or our service providers’ websites, services and solutions and the performance of our websites, services and solutions could be suspended, blocked (in whole or part) or otherwise adversely impacted in these jurisdictions. For example, the government of the People’s Republic of China has blocked access to many social networking and other sites (including ours for a brief period), and certain self-regulatory organizations have policies that could result in access to our content, services or features being blocked. Any restrictions on the use of our services by our members and users could lead to the loss or slowing of growth in our member base or the level of member engagement.

If Internet search engines’ methodologies are modified or our search result page rankings decline for other reasons, our member and non-member engagement could decline.

We depend in part on various Internet search engines, such as Google, Bing and Yahoo!, to direct a significant amount of traffic to our website. Similarly, we depend on providers of mobile application “store fronts” to allow users to locate and download our mobile applications that enable our service. Our ability to maintain the number of visitors directed to our website and users of our online services is not entirely within our control. Our competitors’ search engine optimization, or SEO, efforts may result in their websites receiving a higher search result page ranking than ours, or Internet search engines could revise their methodologies in an attempt to improve their search results, which could adversely affect the placement of our search result page ranking. If search engine companies modify their search algorithms in ways that are detrimental to our new user growth or in ways that make it harder for our members to use our website, or if our competitors’ SEO efforts are more successful than ours, overall growth in our member base could slow, member and non-member engagement could decrease, and we could lose existing members. These modifications may be prompted by search engine companies entering the online professional networking market or aligning with competitors. Our website has experienced fluctuations in search result rankings in the past, and we anticipate similar fluctuations in the future. Any reduction in the number of users directed to our websites would harm our business and operating results.

Our business depends on continued and unimpeded access to the Internet by us and our members on personal computers and mobile devices. If government regulations relating to the Internet or other areas of our business change, if Internet access providers are able to block, degrade, or charge for access to certain of our products and services, or if third parties disrupt access to the Internet, we could incur additional expenses and the loss of members and customers.

Our products and services depend on the ability of our members and customers to access the Internet through their personal computers and mobile devices. Currently, this access is provided by companies that have significant market power in the broadband and Internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies, and government-owned service providers, any of whom could take actions that degrade, disrupt, or increase the cost of user access to our products or solutions, which would, in turn, negatively impact our business. In addition, Internet or network access could be disrupted by other third parties. Further, the adoption of any laws or regulations that adversely affect the growth, popularity or use of the Internet, including laws limiting Internet neutrality, could decrease the demand for our subscription service or the usage of our services and increase our cost of doing business.

Our growth depends in part on the success of our strategic relationships with third parties.

We anticipate that we will continue to depend on relationships with various third parties, including technology, access to platforms and content providers to grow our business. Identifying, negotiating and maintaining relationships with third parties requires significant time and resources, as does integrating third-

party content and technology. Our agreements with technology and content providers and similar third parties are typically non-exclusive and do not prohibit them from working with our competitors or from offering competing services. In some cases, in particular, with respect to content providers, these relationships are undocumented, or, if there are agreements in place, they may be easily terminable. Our competitors may be effective in providing incentives to these parties to favor their solutions or may prevent us from developing strategic relationships with these parties. These third parties may decide that working with LinkedIn is not in their interest. In addition, these third parties may not perform as expected under our agreements with them, and we have had, and may in the future have, disagreements or disputes with these parties, which could negatively affect our brand and reputation. It is possible that these third parties may not be able to devote the resources we expect to the relationship or they may terminate their relationships with us. Further, as users increasingly access our services through mobile devices, we are becoming more dependent on the distribution of our mobile applications through third parties, and we may not be able to access their application program interfaces or be able to distribute our applications or provide ease of integration, and this may also impact our ability to monetize our mobile products. If we are unsuccessful in establishing or maintaining our relationships with third parties, our ability to compete in the marketplace or to grow our business could be impaired, and our operating results would suffer. Even if we are successful, these relationships may not result in improved operating results.

If currency exchange rates fluctuate substantially in the future, the results of our operations, which are reported in U.S. dollars, could be adversely affected.

As we continue to expand our international operations, we become more exposed to the effects of fluctuations in currency exchange rates. We incur expenses for employee compensation and other operating expenses at our non-U.S. locations in the local currency, and accept payment from customers in currencies other than the U.S. dollar. Since we conduct business in currencies other than U.S. dollars but report our financial results in U.S. dollars, we face exposure to fluctuations in currency exchange rates. Consequently, exchange rate fluctuations between the U.S. dollar and other currencies could have a material impact on our profitability, and because we recognize revenue over time, exchange rate fluctuations at one point in time may have a negative impact in future quarters. Although we hedge a portion of our foreign currency exposure, significant fluctuations in exchange rates between the U.S. dollar and foreign currencies may adversely affect our net income (loss). Additionally, hedging programs rely on our ability to forecast accurately and could expose us to additional risks that could adversely affect our financial condition and results of operations.

The intended tax efficiency of our corporate structure and intercompany arrangements depend on the application of the tax laws of various jurisdictions and on how we operate our business, and changes to our effective tax rate could adversely impact our results.

Our corporate structure and intercompany arrangements, including the manner in which we develop and use our intellectual property and the transfer pricing of our intercompany transactions, are intended to optimize business efficiency as well as reduce our worldwide effective tax rate. The application of the tax laws of various jurisdictions, including the United States and the other jurisdictions in which we operate, to our international business activities is subject to interpretation and depends on our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for valuing developed technology or for transfer pricing on intercompany arrangements. In particular, our non-U.S. headquarters is located in Dublin, Ireland, but tax authorities in other jurisdictions where we operate may make a determination that the manner in which we operate results in our business not achieving the intended tax consequences. This could increase our worldwide effective tax rate and harm our financial position and results of operations. Our effective tax rate could be adversely affected by several other factors, many of which are outside of our control, such as: increases in expenses that are not deductible for tax purposes, the tax effects of restructuring charges or purchase accounting for acquisitions, changes related to our ability to ultimately realize future benefits attributed to our deferred tax assets, including those related to other-than-temporary impairment, and a change in our decision to indefinitely reinvest foreign earnings. Further, we are currently undergoing review and audit by both domestic and foreign tax authorities and expect such actions to continue in the future. Any adverse outcome of such a review or audit could have a negative effect on our operating results and financial condition.

The enactment of legislation implementing changes in the U.S. taxation of international business activities, the adoption of other tax reform policies or changes in tax legislation or policies in jurisdictions outside the United States could materially impact our financial position and results of operations.

Members of the U.S. House of Representatives and the U.S. Senate have released draft proposals to reform the U.S. system for taxing cross-border income. Possible future changes to U.S. tax laws, including limitations on the ability of taxpayers to claim and utilize foreign tax credits and the deferral of certain tax deductions until earnings outside of the United States are repatriated to the United States, as well as changes to U.S. tax laws that may be enacted in the future, could impact the tax treatment of our foreign earnings and adversely impact our effective tax rate. Due to the large and expanding scale of our international business activities, any changes in the U.S. or international taxation of such activities may increase our worldwide effective tax rate and harm our financial position and results of operations.

The tax authorities in Ireland have announced changes to the treatment of non-resident Irish entities, commonly used in a “double Irish” structure. The changes will impact newly created Irish entities immediately but are not expected to impact existing non-resident Irish entities, such as ours, until after December 31, 2020. These changes may adversely impact our effective tax rate and harm our financial position and results of operations. The United Kingdom has also recently proposed new tax legislation on diverted profits which may ultimately impact our foreign tax liability and negatively impact our effective tax rate and results of operations.

Additionally, the Organisation for Economic Co-Operation and Development recently released draft guidance covering various topics, including addressing the “tax challenges of the digital economy,” country-by-country reporting, and definitional changes to permanent establishment, which could ultimately impact our tax liabilities to foreign jurisdictions and treatment of our foreign earnings from a U.S. perspective which may adversely impact our effective tax rate and harm our financial position and results of operations.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features and products or enhance our existing solutions, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we have engaged and may continue to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Class A common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be harmed.

Acquisitions and investments could result in operating difficulties, dilution, and other harmful consequences that may adversely impact our business and results of operations.

We have made and will continue to make acquisitions to add employees, complementary companies, products, or technologies or revenue. These transactions could be material to our financial condition and results of operations. We also expect to continue to evaluate and enter into discussions regarding a wide array of potential strategic transactions. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to complete acquisitions on favorable terms, if at all. The process of integrating an acquired company, business, or technology has created, and will continue to create, unforeseen operating difficulties and expenditures. The areas where we face risks include:

•                  loss of key employees of the acquired company and other challenges associated with integrating new employees into our culture, as well as reputational harm if integration is not successful;

•                  diversion of management time and focus from operating our business to acquisition integration challenges;

•                  implementation or remediation of controls, procedures, and policies at the acquired company;

•                  integration of the acquired company’s accounting, human resource, and other administrative systems, and coordination of product, engineering, and sales and marketing function;

•                  assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

•                  failure to successfully further develop the acquired technology;

•                  difficulty of transitioning the acquired technology onto our existing platforms and maintaining the security standards for such technology consistent with our other services;

•                  failure to successfully onboard customers or maintain brand quality of acquired companies;

•                  liability for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities, and other known and unknown liabilities; and

•                  failure to accurately forecast the financial impact of an acquisition transaction, including accounting charges.

These risks or other problems encountered in connection with our acquisitions and investments could cause us to fail to realize the anticipated benefits of such acquisitions or investments, incur unanticipated liabilities, and adversely affect our business generally.

Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, or amortization expenses, or write-offs of goodwill, any of which could harm our financial condition. In addition, any acquisitions we announce could be viewed negatively by users, marketers, developers or investors.

Risks Related to Our Class A Common Stock

The dual class structure of our common stock as contained in our charter documents has the effect of concentrating voting control with those stockholders who held our stock prior to our initial public offering, including our founders and our executive officers, employees and directors and their affiliates, and limiting our other stockholders’ ability to influence corporate matters.

Our Class B common stock has 10 votes per share, and our Class A common stock has one vote per share. Stockholders who hold shares of our Class B common stock, including our founders, and our executive officers, employees and directors and their affiliates, together held approximately 58.8% of the voting power of our outstanding capital stock as of March 31, 2015. Our co-founder and Chair, Reid Hoffman, held approximately 11.5% of the outstanding shares of our Class A and Class B common stock, representing approximately 54.2% of the voting power of our outstanding capital stock as of March 31, 2015. Mr. Hoffman has significant influence over the management and affairs of the company and over all matters requiring stockholder approval, including election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. Mr. Hoffman will continue to have significant influence over these matters for the foreseeable future.

In addition, the holders of our Class B common stock collectively will continue to be able to control all matters submitted to our stockholders for approval even though their stock holdings represent less than 50% of the outstanding shares of our common stock. Because of the 10-to-1 voting ratio between our Class B and Class A common stock, the holders of our Class B common stock collectively will continue to control a majority of the combined voting power of our common stock even when the shares of Class B common stock represent as little as 10% of the combined voting power of all outstanding shares of our Class A and Class B common stock. This concentrated control will limit the ability of our Class A stockholders to influence corporate matters for the foreseeable future, and, as a result, the market price of our Class A common stock could be adversely affected.

Future transfers by holders of our Class B common stock will generally result in those shares converting to Class A common stock, which will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term. If, for example, Mr. Hoffman retains a significant portion of his holdings of Class B common stock for an extended period of time, he could, in the future, continue to control a majority of the combined voting power of our Class A and Class B common stock. As a board member, Mr. Hoffman owes a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of our stockholders. As a stockholder, even a controlling stockholder, Mr. Hoffman is entitled to vote his shares in his own interests, which may not always be in the interests of our stockholders generally.

Our stock price has been volatile in the past and may be subject to volatility in the future.

The trading price of our Class A common stock has been volatile historically, and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. Between January 1, 2015 and June 25, 2015, the closing price of our Class A common stock ranged from $193.80 to $270.76. Fluctuations in the valuation of companies perceived by investors to be comparable to us or in valuation metrics, such as our price to earnings ratio, could impact our stock price. Additionally, the stock markets have at times experienced extreme price and volume fluctuations that have affected and might in the future affect the market prices of equity securities of many companies. These fluctuations have, in some cases, been unrelated or disproportionate to the operating performance of these companies. Further, the trading prices of publicly traded shares of companies in our industry have been particularly volatile and may be very volatile in the future. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes, international currency fluctuations or political unrest, may negatively impact the market price of our Class A common stock. Volatility in our stock price also impacts the value of our equity compensation, which affects our ability to recruit and retain employees. In addition, some companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could harm our business.

There may be a limited market for investors in our industry.

There are few publicly traded companies in the social and professional networking and related industries at this time, and we were among the first social networking companies to go public. Investors may have limited funds to invest in the social and professional networking sector, and as publicly traded securities in these industries become more available, investors who have purchased or may in the future purchase securities in this sector may choose to sell LinkedIn securities that they have already purchased in favor of other companies, and/or choose to invest in other companies, including our competitors. As a result, demand for our Class A common stock could decline, which would result in a corresponding decline in our stock price.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our Class A common stock.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws, may have the effect of delaying or preventing a change of control or changes in our management. Our certificate of incorporation and bylaws include provisions that:

•                  authorize our board of directors to issue, without further action by the stockholders, up to 100,000,000 shares of undesignated preferred stock;

•                  require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•                  specify that special meetings of our stockholders can be called only by our board of directors, the Chair of our board of directors, or our Chief Executive Officer;

•                  establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•                  establish that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving three-year staggered terms;

•                  prohibit cumulative voting in the election of directors;

•                  provide that our directors may be removed only for cause;

•                  provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;

•                  require the approval of our board of directors or the holders of a supermajority of our outstanding shares of capital stock to amend our bylaws and certain provisions of our certificate of incorporation; and

•                  reflect two classes of common stock, as discussed above.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. Provisions in the indenture related to our convertible debt may also deter or prevent a business combination. In addition, institutional shareholder representative groups, shareholder activists and others may disagree with our corporate governance provisions or other practices, including our dual class structure and the other anti-takeover provisions, such as those listed above. We generally will consider recommendations of institutional shareholder representative groups, but we will make decisions based on what our board and management believe to be in the best long term interests of our company and stockholders. Our dual class structure concentrates the voting power of our stock in a small group of stockholders who would have the ability to control the outcome of a stockholder vote. Additionally, these groups could make recommendations to our stockholders against our practices or our board members if they disagree with our positions. Finally, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder.

If securities or industry analysts publish reports that are interpreted negatively by the investment community or publish negative research reports about our business, our share price and trading volume could decline.

The trading market for our Class A common stock depends, to some extent, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts or the information contained in their reports. If one or more analysts publish research reports that are interpreted negatively by the investment community, or have a negative tone regarding our business, financial or operating performance, industry or end-markets, our share price could decline. In addition, if a majority of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Risks Related to our Convertible Notes

Servicing our convertible notes may require a significant amount of cash, and we may not have sufficient cash flow or the ability to raise the funds necessary to satisfy our obligations under the convertible notes, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the convertible notes.

In November 2014, we issued approximately $1.3 billion aggregate principal amount of 0.50% convertible senior notes due 2019 (the “Notes”). As of March 31, 2015, we had a total par value of approximately $1.3 billion of outstanding Notes. Holders of the Notes will have the right to require us to repurchase all or a portion of their notes upon the occurrence of a fundamental change before the relevant maturity date, in each case at a repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the fundamental change repurchase date. In addition, upon conversion of the Notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional shares), we will be required to make cash payments in respect of the Notes being converted. Moreover, we will be required to repay the Notes in cash at their maturity, unless earlier converted or repurchased.

Our ability to make cash payments in connection with conversions of the Notes or repurchase the Notes in the event of a fundamental change will depend on market conditions and our future performance, which is subject to economic, financial, competitive and other factors beyond our control. We also may not use the cash raised through the issuance of the Notes in an optimally productive and profitable manner. At the time we are required to make repurchases of the Notes being surrendered or converted at their maturity, we may not have enough available cash or be able to obtain financing to refinance the Notes on commercially reasonable terms or at all. Our level of indebtedness could adversely affect our future operations by increasing our vulnerability to adverse changes in general economic and industry conditions by limiting or prohibiting our ability to obtain additional financing for future capital expenditures, acquisitions and general corporate and other purposes. If we are unable to make cash payments upon conversion of the Notes we would be required to issue significant amounts of our Class A common stock, which would be dilutive to existing stockholders. In addition, if we do not have sufficient cash to repurchase the Notes following a fundamental change, we would be in default under the terms of the Notes, which could seriously harm our business. The terms of the Notes do not limit the amount of future indebtedness we may incur and if we incur significantly more debt, this could intensify the risks described above.

The conditional conversion feature of the Notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the Notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. If one or more holders elect to convert their Notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their Notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the Notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

Note hedge and warrant transactions we have entered into may affect the value of the Notes and our common stock.

Concurrently with the issuance of the Notes, we entered into note hedge transactions with certain financial institutions, which we refer to as the “option counterparties.” The note hedge transactions are expected to reduce the potential dilution upon any conversion of the Notes and/or offset any cash payments we are required to make in excess of the principal amount of converted Notes, as the case may be. We also entered into warrant transactions with the option counterparties. However, the warrant transactions could separately have a dilutive effect to the extent that the market price per share of our common stock exceeds $381.82.

In connection with establishing their initial hedge of the note hedge and warrant transactions, the option counterparties or their respective affiliates have purchased shares of our common stock and/or entered into various derivative transactions with respect to our common stock following the pricing of the Notes. In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives contracts with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions prior to the maturity of the Notes (and are likely to do so during any observation period related to a conversion of Notes or following any repurchase of Notes by us on any fundamental change repurchase date or otherwise). This activity could cause or avoid an increase or a decrease in the market price of our common stock or the Notes.

In addition, if any such convertible note hedge and warrant transactions fail to become effective, the option counterparties or their respective affiliates may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and the value of the Notes.

We are subject to counterparty risk with respect to the note hedge transactions.

The option counterparties are financial institutions or affiliates of financial institutions, and we will be subject to the risk that these option counterparties may default under the note hedge transactions. Our exposure to the credit risk of the option counterparties will not be secured by any collateral. If one or more of the option counterparties to one or more of our note hedge transactions becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings with a claim equal to our exposure at the time under those transactions. Our exposure will depend on many factors but, generally, the increase in our exposure will be correlated to the increase in the market price of our common stock and in the volatility of the market price of our common stock. In addition, upon a default by one of the option counterparties, we may suffer adverse tax consequences and dilution with respect to our common stock. We can provide no assurances as to the financial stability or viability of any of the option counterparties.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference include, and any free writing prospectuses provided in connection with this offering may include, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that are not historical facts and may be identified by the use of words such as “becoming,” “may,” “will,” “should,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends,” the negative of such words, or comparable terminology. Forward-looking statements in this prospectus include, without limitation, the following:

•                  our ability to timely and effectively scale and adapt our existing technology and network infrastructure;

•                  our ability to increase our member base and create long-term value for all of our stakeholders;

•                  our ability to increase engagement of our solutions by our members, enterprises and professional organizations;

•                  our ability to develop effective solutions for mobile devices;

•                  our ability to protect our users’ information and adequately address privacy concerns;

•                  our ability to maintain an adequate rate of revenue growth;

•                  the effects of increased competition in our market;

•                  our ability to effectively manage our growth, including viral member growth;

•                  our ability to retain our existing subscribers and our Talent Solutions and Marketing Solutions customers;

•                  our ability to successfully enter new markets, expand our product offerings and manage our international presence and expansion;

•                  our ability to maintain, protect and enhance our brand and intellectual property;

•                  costs associated with defending intellectual property infringement and other claims;

•                  our investment philosophy for 2015;

•                  our expectations for our financial performance in 2015, including our revenues, cost of revenues, expenses and expected tax benefits; and

•                  the attraction and retention of qualified employees and key personnel.

Although we believe that the expectations reflected in these forward-looking statements are reasonable, we have based these expectations on our beliefs as well as our assumptions, and such expectations may prove to be incorrect. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our forward-looking statements. For other factors, risks, uncertainties and assumptions that could cause our actual results of operations and financial performance to differ significantly from those expressed in or implied by the forward-looking statements, please see the “Risk factors” section provided above and in portions of our periodic reports filed with the SEC and incorporated by reference in this prospectus. There can be no assurance that any list of risks and uncertainties or risk factors is complete.

In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus, the documents incorporated by reference herein or any free writing prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Forward-looking statements are based on information available to us on the date of the document that contains the forward-looking statements, and we assume no obligation to update any such forward-looking statements except as required by applicable by law.

Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to review any additional disclosures we make in the documents we subsequently file with the SEC that are incorporated by reference in this prospectus, as well as any free writing prospectus provided to you in connection with the offering of Class A common stock. See “Where you can find additional information.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Class A common stock by the selling stockholders.

SELLING STOCKHOLDERS

Up to 3,569,380 shares of Class A common stock are being offered by this prospectus, all of which are being offered for resale for the account of the selling stockholders.  Unless otherwise noted below, the shares of our Class A common stock being offered were issued to the selling stockholders pursuant to the Agreement and Plan of Merger, by and among the Company, lynda.com, Inc., Harpo Acquisition Merger Corporation, Harpo Acquisition Merger LLC, and Shareholder Representative Services LLC, dated April 9, 2015 (the “Merger Agreement”). The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of our Class A common stock being registered. When we refer to the “selling stockholders” in this prospectus, we mean the persons listed in the table below.

The table below sets forth certain information known to us, based upon written representations from the selling stockholders, with respect to the beneficial ownership of our shares of Class A common stock held by the selling stockholders as of June 12, 2015. Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of our Class A common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our Class A common stock that will be held by the selling stockholders upon termination of any particular offering. See the section titled “Plan of Distribution” for additional information. For purposes of the table below, we assume that the selling stockholders will sell all their shares of our Class A common stock covered by this prospectus unless otherwise noted below.

In the table below, the percentage of shares beneficially owned is based on 114,506,186 shares of our Class A common stock outstanding at June 12, 2015, determined in accordance with Rule 13d-3 under the Exchange Act of 1934, as amended. Under such rule, beneficial ownership includes any shares over which the selling stockholder has sole or shared voting power or investment power and also any shares that the selling stockholder has the right to acquire within 60 days of such date through the exercise of any options or other rights. Except as otherwise indicated, we believe that the selling stockholders have sole voting and investment power with respect to all shares of the Class A common stock shown as beneficially owned by them unless otherwise noted below. The beneficial ownership information presented in this table is not necessarily indicative of beneficial ownership for any other purpose.

	Prior to the Offering			After the Offering
Name of Selling Stockholder	Number of Shares of Class A Common Stock Beneficially Owned	Percent of Shares of our Class A Common Stock Outstanding	Number of Shares of Class A Common Stock Being Registered for Resale(1)	Number of Shares of Class A Common Stock Beneficially Owned	Percent of Shares of Class A Common Stock Outstanding
The Heavin — Weinman Family Trust, Dated August 2, 2005 (2)	2,087,710	1.7681%	2,087,710	—	—
Entities affiliated with Accel Partners (3)	482,515	*	482,515	—	—
Entities affiliated with Meritech Capital Partners (4)	98,972	*	98,972	—	—

	Prior to the Offering			After the Offering
Name of Selling Stockholder	Number of Shares of Class A Common Stock Beneficially Owned	Percent of Shares of our Class A Common Stock Outstanding	Number of Shares of Class A Common Stock Being Registered for Resale(1)	Number of Shares of Class A Common Stock Beneficially Owned	Percent of Shares of Class A Common Stock Outstanding
Entities affiliated with Spectrum Funds (5)	482,515	*	482,515	—	—
TPG Lynda, L.P. (6)	224,864	*	224,864	—	—
Entities affiliated with Andrew N. Cleland and Ning Wang (7)	84,680	*	84,680	—	—
John C. & Rebecca A. Colligan Living Trust dated August 11, 2004 (8)	37,759	*	37,759	—	—
All Other Selling Stockholders (8 persons) (9)	70,365	*	70,365	—	—
Total shares of Class A common stock to be registered	3,569,380	3.02%	3,569,380	—	—

*          Less than 1%.

(1)      Includes shares of Class A common stock held in escrow with Computershare Trust Company, N.A., as escrow agent, which may be sold from time to time at the instruction of Shareholder Representative Services LLC in its capacity as shareholder representative and in accordance with the Merger Agreement.

(2)      Includes 165,977 shares of Class A common stock held in escrow. Lynda Weinman and Bruce Heavin, trustees of the The Heavin — Weinman Family Trust, Dated August 2, 2005, share voting and dispositive power with respect to these shares.

(3)      Consists of (i)  412,504 shares of Class A common stock held of record by Accel Growth Fund II L.P. (AGF), 32,794 of which are held in escrow; (ii) 29,866 shares of Class A common stock held of record by Accel Growth Fund II Strategic Partners L.P. (AGFSP), 2,373 of which are held in escrow; and (iii) 40,145 shares of Class A common stock held of record by Accel Growth Fund Investors 2012 L.L.C. (AGF Investors 2012), 3,190 of which are held in escrow (together, “Accel Partners”). Accel Growth Fund II Associates L.L.C. (AGFA) is the general partner of AGF and AGFSP and has sole voting and dispositive power with regard to shares held directly by the limited partnerships. Andrew G. Braccia, James W. Breyer, Sameer K. Gandhi, Ping Li, Tracy L. Sedlock, Ryan J. Sweeney and Richard P. Wong are the managing members of AGFA and AGF Investors 2012 and therefore, may be deemed to share voting and investment power with respect to shares held directly by AGF, AGFSP and AGF Investors 2012. We refer to AGFA, AGF Investors 2012 and affiliated entities as Accel Partners. The principal business address for Accel Partners is 428 University Avenue, Palo Alto, California 94301.

(4)      Consists of (i) 2,384 shares of Class A common stock held of record by Meritech Capital Affiliates IV L.P. (MCA IV), 189 of which are held in escrow; and (ii) 96,588 shares of Class A common stock held of record by Meritech Capital Partners IV L.P. (MCP IV), 7,678 of which are held in escrow (together, “Meritech Capital Partners”). Meritech Capital Associates IV L.L.C. (MCA LLC) is the general partner of MCA IV and MCP IV. George H. Bischof, Michael B. Gordon, Paul S. Madera, Craig D. Sherman

and Robert D. Ward are the managing members of MCA LLC and share voting and dispositive power with respect to the shares held by MCA IV and MCP IV. The principal business address for Meritech Capital Partners is 245 Lytton Avenue, Suite 125, Palo Alto, California 94301.

(5)      Consists of (i) 481,168 shares of Class A common stock held of record by Spectrum Equity Investors VI, L.P. (SEI VI), 38,253 of which are held in escrow; (ii) 186 shares of Class A common stock held of record by Spectrum VI Co-Investment Fund, L.P. (CO-IF VI) 14 of which are held in escrow; and (iii) 1,161 shares of Class A common stock held by Spectrum VI Investment Managers’ Fund L.P. (IMF VI), 92 of which are held in escrow (together, “Spectrum Funds”). Spectrum Equity Associates VI, L.P. (SEA VI) is the general partner of SEI VI.  SEA VI Management, LLC (SEA Management VI) is the general partner of SEA VI, CO-IF VI, and IMF VI. Brion B. Applegate, William P. Collatos, Victor E. Parker, Christopher T. Mitchell, Benjamin C. Spero and Randy J. Henderson are the managing members of SEA Management VI and share voting and dispositive power with respect to shares held by SEI VI, CO-IF VI, and IMF VI. The principal business address for Spectrum Funds is 140 New Montgomery Street, 20th Floor, San Francisco, California 94105.

(6)      Includes 17,877 shares of Class A common stock held in escrow. The general partner of TPG Lynda, L.P. is TPG Advisors VI, Inc. David Bonderman and James G. Coulter are officers and sole shareholders of TPG Advisors VI, Inc. and therefore may be deemed to share voting and dispositive power with respect to, and be the beneficial owners of, the shares of Class A common stock held by TPG Lynda, L.P.The principal business address for TPG Lynda, L.P. is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(7)      Consists of (i) 42,696 shares of Class A common stock held of record held by Canon Perdido LLC, 3,397 of which are held in escrow, and (ii) 41,984 shares of Class A common stock held of record by The Andrew N. Cleland and Ning Wang Family Trust, 3,340 of which are held in escrow. Ning Wang and Andrew N. Cleland are the managing members of Canon Perdido LLC and trustees of The Andrew N. Cleland and Ning Wang Family Trust, share voting and dispositive power with respect to these shares.

(8)      Includes 3,001 shares of Class A common stock held in escrow. John C. Colligan and Rebecca Colligan, trustees of the John C. & Rebecca A. Colligan Living Trust, dated August 11, 2004, each hold sole voting and dispositive power with respect to these shares.

(9)      Represents shares held by 8 selling stockholders not listed above, who, as a group own less than 1% of our outstanding Class A common stock prior to this offering. Includes 5,596 shares held in escrow.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of the shares of our Class A common stock beneficially owned by them and offered hereby. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

The selling stockholders may effect such transactions by selling the shares of Class A common stock to or through broker-dealers. The shares of Class A common stock may be sold through broker-dealers by one or more of, or a combination of, the following:

•                  a block trade in which the broker-dealer so engaged will attempt to sell the shares of Class A common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

•                  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•                  short sales;

•                  through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise; or

•                  in privately negotiated transactions.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, (the “Securities Act”) if available, rather than under this prospectus.

To the extent required, this prospectus may be amended or supplemented under Rule 424(b) or other applicable provision of the Securities Act from time to time to describe a specific plan of distribution.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders have informed us that, except as otherwise indicated in the table included in “Selling Stockholders,” none of them have any agreement or understanding, directly or indirectly, with any person to distribute the shares covered by this prospectus. If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering or secondary distribution or a purchase by a broker or dealer, we may be required to file a prospectus supplement pursuant to the applicable rules promulgated under the Securities Act.

There can be no assurance that any selling stockholder will sell any or all of the shares of Class A common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities under the Securities Act, the Exchange Act or other federal or state law, or the selling stockholders may be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, the Exchange Act or other federal or state law that may arise from written information furnished to us by the selling stockholders expressly for use in this prospectus.

None of the selling stockholders intends to use any means of distributing or delivering the prospectus other than by hand or the mails, and none of the selling stockholders intends to use any forms of prospectus other than printed prospectuses.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of Class A common stock will be freely tradeable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of Class A common stock offered by this prospectus has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of LinkedIn Corporation and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited historical financial statements of lynda.com included in Exhibit 99.2 of LinkedIn Corporation’s Current Report on Form 8-K/A dated June 26, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room in Washington, D.C., located at 100 F Street, N.E. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public over the Internet from the SEC’s website at www.sec.gov, or our website at www.linkedin.com. The information on or accessible through our website is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus.

This prospectus constitutes a part of a registration statement on Form S-3 we filed with the SEC under the Securities Act. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares of our Class A common stock, reference is hereby made to the registration statement. The registration statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth above or at the SEC’s website described above.

Statements contained herein concerning any document filed or incorporated by reference as an exhibit to the registration statement do not purport to be complete, and, in each instance, reference is made to the copy of such document filed or incorporated by reference as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

INFORMATION INCORPORATED BY REFERENCE

We “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this registration statement until the earlier of (i) the date on which the selling stockholders listed herein sell all of the shares of our Class A common stock registered under this prospectus, or (ii) the termination of this offering (other than, in each case, documents or information deemed to have been furnished and not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by SEC rules):

The following documents previously filed with the SEC are hereby incorporated by reference in this prospectus:

•      Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including portions of our proxy statement from our 2015 Annual Meeting of Stockholders held on June 3, 2015 to the extent incorporated by reference into such Annual Report on Form 10-K;

•      Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

•      The information specifically incorporated by reference into the Annual Report from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 17, 2015;

•      Our Current Reports on Form 8-K filed with the SEC on April 9, 2015, May 15, 2015, June 4, 2015 and June 26, 2015; and

•      The description of our Class A common stock contained in our Registration Statement on Form 8-A (File No. 001-35168) filed with the Commission on May 9, 2011, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

For the purposes of this prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference in the documents. You may obtain documents incorporated by reference in this prospectus by writing to us at the following address or by calling us at the telephone number listed below:

LinkedIn Corporation
2029 Stierlin Court
Mountain View, CA 94043
(650) 687-3600

* * * * *

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                       Other Expenses of Issuance and Distribution

The Registrant will pay all reasonable expenses incident to the registration of the shares other than any commissions and discounts of underwriters, dealers or agents. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Amount to be Paid
SEC registration fee	$89,837
Printing fees	10,000
Legal fees and expenses	25,000
Accounting fees and expenses	20,000
Total	$144,837

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•                  any breach of their duty of loyalty to our company or our stockholders;

•                  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•                  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporate Law; or

•                  any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Item 16.                       Exhibits.

See “Exhibit Index” following the signature pages.

Item 17.                       Undertakings.

A.         The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)             Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at the date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

B.         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on June 26, 2015.

LINKEDIN CORPORATION

By:	/s/ JEFFREY WEINER
Jeffrey Weiner
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Sordello and Michael J. Callahan, jointly and severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-3 of LinkedIn, Inc., and any or all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFFREY WEINER	Chief Executive Officer and Director	June 26, 2015
Jeffrey Weiner	(principal executive officer)

/s/ STEVEN SORDELLO	Senior Vice President and	June 26, 2015
Steven Sordello	Chief Financial Officer (principal financial officer)

/s/ SUSAN TAYLOR	Vice President, Corporate Controller	June 26, 2015
Susan Taylor	and Chief Accounting Officer (principal accounting officer)

/s/ A. GEORGE “SKIP” BATTLE	Director	June 26, 2015
A. George “Skip” Battle

/s/ REID HOFFMAN	Chair of the Board of Directors	June 26, 2015
Reid Hoffman

/s/ LESLIE KILGORE	Director	June 26, 2015
Leslie Kilgore

/s/ STANLEY MERESMAN	Director	June 26, 2015
Stanley Meresman

/s/ MICHAEL MORITZ	Director	June 26, 2015
Michael Moritz

/s/ DAVID SZE	Director	June 26, 2015
David Sze

EXHIBIT INDEX

Exhibit		Incorporated by Reference
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date
4.1	Restated Certificate of Incorporation of the Registrant.	S-1	333-171903	3.2	March 11, 2011
4.2	Amended and Restated Bylaws of the Registrant.	S-1	333-171903	3.4	March 11, 2011
4.3	Form of Class A common stock certificate of the Registrant.	S-1	333-1711903	4.1	May 9, 2011
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Deloitte & Touche, LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).
23.3	Consent of PricewaterhouseCoopers LLP, Independent Accountants
24.1	Power of Attorney (contained on signature page hereto).